Exhibit 99.1

Surface Oncology Expands Leadership Team with

Key Executive Appointment and Promotions

Henry Rath announced as chief business officer, Alison O’Neill as chief medical officer and

Jessica Fees as chief financial officer

CAMBRIDGE, Mass., April 27, 2021 (GLOBE NEWSWIRE) – Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, announced today the appointment of Henry Rath as chief business officer, and the promotions of Alison O’Neill, M.D. to chief medical officer and Jessica Fees to chief financial officer.

Henry brings over twenty-five years of experience in the biotechnology industry, with roles spanning corporate finance, strategy, commercial planning, and business development. Prior to joining Surface, Henry worked at TScan Therapeutics, Seres Therapeutics, Amgen, Catabasis and Baxter Biopharmaceuticals. Henry began his career with roles in the banking and consulting industries, focusing on biotechnology with Oppenheimer & Co. and LEK Consulting. He earned his undergraduate degree from Harvard College and his M.B.A. from the Wharton School of the University of Pennsylvania.

“I am delighted to welcome Henry to Surface. Henry brings a wealth of experience and success from his more than a quarter of a century working in the biotech industry. Having also worked in both the corporate and banking arenas, Henry has the knowledge and relationships to help drive value-creating corporate development for Surface. l am glad to have him on our team,” said Rob Ross, M.D., chief executive officer. “I also want to thank Wendy Dwyer for her substantial contributions during her time as CBO and wish her continued success in her future endeavors.”

Surface also announced the following internal promotions of key senior executives.

Dr. Alison O’Neill, who joined Surface in 2018, to chief medical officer. Dr. O’Neill previously served as senior vice president of clinical development. She has over 20 years of experience in clinical research, oncology drug development and clinical neuro-oncology. Prior to joining Surface, Alison held leadership roles in clinical research and development at Radius Health, Synta Pharmaceuticals and at Sanofi in the global oncology division. Before entering the biotech industry, she served on the faculty at Massachusetts General Hospital, where she focused on early-phase clinical studies and treating patients with malignancies of the central nervous system. Alison earned both her bachelor’s degree and her medical degree from the University of Chicago. She completed her residency training at the University of Michigan in neurology and her neuro-oncology fellowship training at Memorial Sloan-Kettering Cancer Center.

Jessica Fees, who has been with the company since 2014, to chief financial officer. Ms. Fees has over 20 years of progressive experience and responsibility in finance and operations, including most recently serving as senior vice president of finance at Surface. Prior to Surface, she served as president of Glide Consulting and held senior positions at Aileron Therapeutics and Tokai Pharmaceuticals. Jessica’s non-biotech experience includes roles with Apple Tree Partners, Old Mother Hubbard, Babcock Power and WR Grace. She began her career at Arthur Andersen as a manager in the attest function. Jessica received a bachelor’s degree from the College of the Holy Cross and earned her CPA in Massachusetts.

Rob added, “Both Alison and Jessica have been outstanding contributors to our success. They personify the values we aspire to at Surface, and I could not be more delighted to announce these promotions. Alison has been a driving force behind our world-class clinical development team and instrumental in advancing our pipeline. Jessica has created and led a disciplined finance and operations team, providing strategic leadership in multiple critical areas while ensuring our research and clinical efforts are optimally financed.”

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on depleting regulatory T cells via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (SRF813; preclinical). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388 and SRF617 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388 and SRF617, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on our clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2020, which is available on the Security and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Investors

Matt Lane

matt@gilmartinir.com

617-901-7698

Media

Chris Railey

chris@tenbridgecommunications.com

617-460-3579